Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075
972.577.0000 www.perotsystems.com

INVESTOR CONTACT:	MEDIA CONTACT:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Joe McNamara
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Joe.McNamara@ps.net

Perot Systems Modifies Existing
Outsourcing Agreement With UBS

Agreement Remains in Effect Through 2006

Plano, TX – September 19, 2004 — Perot Systems Corporation (NYSE: PER) today announced that it has reached an agreement with UBS AG regarding their future business relationship. The agreement amends their current outsourcing agreement to provide UBS with greater flexibility to achieve goals associated with its previously announced company-wide initiative to integrate its information technology infrastructure (ITI). The new agreement also puts in place a new framework master services agreement under which Perot Systems can provide future services to UBS as part of their preferred vendor program.

Earlier in 2004, UBS announced ITI under which it will consolidate most existing IT infrastructure functions across the firm, including the management of data networks, telephone and other communications systems, IT security, distributed computing and servers, mainframes and data centers, market data services, user services and desktop computing.

Important to the long-term success of ITI will be the integration of the technology infrastructure for UBS Investment Bank that is currently outsourced to Perot Systems. To facilitate a more rapid integration, UBS and Perot Systems have agreed to the following:

•	The infrastructure for UBS’ investment banking division will be operated by a unified team consisting of employees of Perot Systems and UBS.

•	The outsourcing contract will continue through the end of 2006, the date of its pre-existing expiration.

•	Perot Systems will continue to be compensated for the services it provides under this agreement using a cost plus fixed fee arrangement.

•	A new Global Framework Agreement was established under which Perot Systems can provide UBS with additional services in the future.

The agreement under which Perot Systems provides software services through its TSI application services unit is not affected by the changes to the outsourcing agreement.

“Our company and technology strategy have changed since the outsourcing agreement with Perot Systems was forged in 1996,” said Scott Abbey, chief technology officer for UBS. “We are moving forward with a new technology strategy and are thankful to Perot Systems for the success of our past and continuing partnership and for being flexible in helping us to accelerate the benefits of ITI.”

“Both companies have greatly benefited from the relationship we formed in 1996,” said Ross Perot, Jr., president and CEO of Perot Systems. “While expiration of this contract is still some time in the future, we are at a point where providing UBS with the flexibility it needs to implement ITI is a priority for both organizations. I am pleased that we developed a solution that meets our joint operational, financial and personnel needs. The vision, scale and expertise UBS has today positions them for further success and innovation. We look forward to the opportunity to play a part in this.”

The amendments to the current outsourcing agreement do not materially change Perot Systems’ expectation of the revenue and gross profit it will earn from UBS during the remaining term of the outsourcing contract. Perot Systems’ outsourcing contract with UBS will expire at the end of 2006, at which time Perot Systems expects to lose a substantial majority of the revenue and gross profit from UBS. As previously disclosed, Perot Systems expects to realize between $50 million and $60 million of operating efficiencies by the end of 2007. These efficiencies, which will be realized during the next three years, would mitigate the 2007 profit impact resulting from the expiration of the UBS outsourcing contract at the end of 2006.

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2003 revenue of $1.5 billion. The company has more than 14,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

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This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Please refer to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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